Exhibit 10.32

K/S HIMPP

HIMPP A/S

INTRICON CORPORATION

AGREEMENT

CONTENTS

1.	Preamble	4

2.	Subscription for shares in K/S HIMPP	4

3.	Rights and obligations of IntriCon Corporation regarding K/S HIMPP	4

4.	Subscription for shares in HIMPP A/S	4

5.	Rights and obligations of IntriCon Corporation regarding HIMPP A/S	4

6.	Breach of agreement	5

7.	Applicable law and arbitration	5

8.	Signatures	6

SCHEDULES

Schedule 1	Subscription Agreement in K/S HIMPP

Schedule 2	Draft Articles of Association of K/S HIMPP with amendments following IntriCon Corporation’s subscription

Schedule 3	Patent License Agreement

Schedule 4	Articles of Association of HIMPP A/S effective March 31, 2005

Schedule 5	HIMPP A/S Shareholders Agreement effective 15 April 2005

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THIS AGREEMENT IS MADE ON THE 1. DECEMBER 2006 BETWEEN

1.	K/S HIMPP, Reg No 19502740, Ny Vestergårdsvej 25, DK-3500 Værløse, Denmark

(“K/S HIMPP”)

AND

2.	HIMPP A/S, Reg No 19319075, Ny Vestergårdsvej 25, DK-3500 Værløse, Denmark

(“HIMPP A/S”)

AND

3.	IntriCon Corporation, 1260 Red Fox Road, Arden Hills, MN 55112, USA

(“INTRICON”)

(K/S HIMPP, HIMPP A/S and INTRICON each a “Party” and together the “Parties”)

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1.	PREAMBLE
1.1.

K/S HIMPP is a Danish limited partnership established on 28 August 1996. The objects of the partnership is to acquire patent rights within the hearing aid industry with the purpose to license such patent rights to third parties.

1.2.	HIMPP A/S is a Danish limited liability company established on 1 June 1996. The objects of the company is to be the general partner in K/S HIMPP.
1.3.	INTRICON is an enterprise trading in the hearing aid industry with the intention to become a limited partner in K/S HIMPP and a shareholder in HIMPP A/S.
1.4.	K/S HIMPP has agreed to accept INTRICON as a limited partner and HIMPP A/S has agreed to accept INTRICON as a shareholder on the terms and conditions provided for in this Agreement.
2.	SUBSCRIPTION FOR SHARES IN K/S HIMPP
2.1.

Simultaneously with the signing of this Agreement, INTRICON subscribes for and K/S HIMPP issues 10 A-Shares of USD 180,000 each in K/S HIMPP on the terms and conditions set forth in the attached Subscription Agreement, Schedule 1.

3.	RIGHTS AND OBLIGATIONS OF INTRICON REGARDING K/S HIMPP
3.1.

Draft Articles of Association of K/S HIMPP with amendments following INTRICON’s subscription for shares are attached as Schedule 2. The amended Articles of Association are to be approved at a general meeting in K/S HIMPP after the signing of this Agreement.

3.2.	With respect to INTRICON’s use of patent rights owned by K/S HIMPP,

INTRICON shall enter into the Patent License Agreement attached as Schedule 3.

4.	SUBSCRIPTION FOR SHARES IN HIMPP A/S
4.1.	When INTRICON has paid the sixth instalment, i.e. on 1 January 2012, INTRICON shall subscribe for and HIMPP A/S shall issue 200 shares of DKK 1,000 each.
4.2.	The total consideration of DKK 200,000 for the shares in HIMPP A/S shall be paid not later than 30 days after the subscription of the shares.
5.	RIGHTS AND OBLIGATIONS OF INTRICON REGARDING HIMPP A/S
5.1.	A copy of the current Articles of Association of HIMPP A/S are attached as Schedule 4.

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5.2.	A copy of the current Shareholders Agreement effective 15 April 2005 is attached as Schedule 5.
5.3.

INTRICON shall have no rights or obligations regarding HIMPP A/S prior to the issuance of shares according to Article 4.1. However, INTRICON shall have the right to attend board meetings and general meetings without the right to vote.

6.	BREACH OF AGREEMENT
6.1.

In the event of a material breach of this Agreement which has not been remedied thirty (30) days from the date of service by a non-defaulting party of a notice in writing specifying the material breach and requiring its remedy, the non-defaulting party(ies) may terminate this Agreement forthwith.

7.	APPLICABLE LAW AND ARBITRATION
7.1.

Any dispute arising between the parties concerning this Agreement cannot be brought before the ordinary courts but shall be resolved by arbitration in Copenhagen in accordance with substantive Danish law.

7.2.

The party intending to convene the arbitration tribunal shall notify the other party by registered letter of such intent providing a short description of the issues, which shall be brought before the arbitration tribunal. Each party shall then within four weeks appoint an arbitrator. The arbitrators shall within two weeks appoint a third arbitrator who shall be qualified as a lawyer. If the arbitrators have not agreed upon the third arbitrator within two weeks or if a party fails within the time given to appoint an arbitrator, the relevant arbitrator shall be appointed if a party shall so direct by the President of the Maritime and Commercial Court in Copenhagen.

7.3.

The arbitration tribunal shall itself decide its rules of procedure and shall when handing down its ruling, order the distribution of costs involved in the matter including costs to legal counsel and, if necessary, accountants.

7.4.

To the extent that they have not been varied by the contents of this Article 7 the provision of the Danish Arbitration Act shall apply. The arbitration tribunal shall conduct its proceedings in the English language.

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8.	SIGNATURES

This Agreement is signed in three original copies, one for each of the Parties.

For and on behalf of K/S HIMPP:

Copenhagen, December 15, 2006

/s/ Søren Westermann

For and on behalf of HIMPP A/S:

Copenhagen, December 15, 2006:

/s/ Søren Westermann

For ¦and on behalf of IntriCon Corporation:

December 26, 2006:

/s/ Mark S. Gorder

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SCHEDULE 1

THIS SUBSCRIPTION AGREEMENT (the “Agreement”) is made on December 31, 2006 between

1.	K/S HIMPP, a limited partnership under Danish law resident at Ny Vestergaardsvej 25, 3500 Værløse, Denmark (the “Partnership”); and

2.	IntriCon Corporation, 1260 Red Fox Road, Arden Hills, MN 55112, USA (“INTRICON”)

for the subscription for shares in the Partnership.

1.	DEFINITIONS

1.1	In this Agreement the following words and expressions shall have the following meanings unless where the context explicitly requires otherwise:

“Shares”

means 10 A shares in the Partnership of a face value of US$180,000.00 each or in the aggregate of US$1,800,000.00 of the Partnership’s total authorised and issued capital of US$19,950,000 after the increase of the capital;

“General Partner”	means the general partner of the Partnership; and

“Articles”	means the Articles of Association of the Partnership to be adopted by the Partnership in its general meeting on April 19, 2007.

2.	SUBSCRIPTION FOR SHARES

The Limited Partner hereby subscribes for the Shares and the Partnership hereby accepts to be bound by the Limited Partner’s subscription for the Shares.

3.	PAYMENT FOR THE SHARES

3.1	The total consideration of US$1,800,000 for the subscription of the Shares in K/S HIMPP shall be paid in the following instalments:

US$ 260,000	Upon signing of this Agreement
US$ 260,000	Not later than December 31, 2007
US$ 260,000	Not later than December 31, 2008
US$ 260,000	Not later than December 31, 2009
US$ 260,000	Not later than December 31, 2010
US$ 260,000	Not later than December 31, 2011
US$ 240,000	Not later than December 31, 2012

3.2

The consideration mentioned in Article 3.1 is accruing interest of 4 per cent p.a. from the signing of this Agreement until the balance has been paid. Interest is calculated and paid once a year together with the instalments listed in Article 3.1, i.e. first time December 31, 2007.

3.3

The rights of the Limited Partner under the Articles are subject to the timely payment of all instalments of the consideration mentioned in Article 3.1 above. The total consideration of US$ 1.8 Million shall be considered due and payable as of the subscription date and shall be paid in full even if the Limited Partner merges with a licensee of the Partnership or if ownership interest in the Limited Partner is acquired by a licensee or another limited partner of the Partnership.

4.	THE LIMITED PARTNER’S RIGHTS AND OBLIGATIONS

4.1.	The Limited Partner hereby accepts and assumes all rights and obligations connected with the subscription for and holding of the Shares pursuant to the Articles or Danish law in general.

4.2.	By his execution of this Agreement the Limited Partner covenants to have full knowledge of and to accept the terms and condition of the Articles.

4.3.	The Limited Partner hereby in particular covenants to have full knowledge of and to accept the following provision of the Articles:

(i)              The Partnership’s general partner is HIMPP A/S whose liability is joint, direct and unlimited for all the Partnership’s indebtedness and liabilities. The General Partner’s issued and outstanding share capital is Danish Kroner 2,400,000. Each Limited Partner’s liability for the Partnership’s indebtedness and liabilities is personal, direct and pro rata and limited to the unpaid part (if any) of that Limited Partner’s share in the Partnership’s authorised and issued capital together with such further contributions in cash as the Partnership acting in general meeting may resolve under Article 4.1, or as may be required to be contributed under Article 4.1;

(ii)             No Limited Partner shall have any rights of recourse against the General Partner for that Limited Partner’s proportion of the Partnership’s aggregate liabilities and indebtedness (Article 6.2);

(iii)            Upon the complete performance of each limited partner’s obligations under his subscription agreement with the Partnership that limited partner is entitled to receive a certificate evidencing his shares (Article 7.1);

(iv)            The Shares and the certificates are non-negotiable instruments and shall be issued in the name of the owner (Article 7.2);

(v)              Each Share may be held by only one natural or legal person. No Share can be divided into sub-shares (Article 8.1);

(vi)            The A shares may only be transferred to a transferee who is itself in control of or controlled by the transferor limited partner (Article 8.2);

(vii)           If any Limited Partner shall become insolvent or be in breach of his duties and obligations towards the Partnership under the subscription agreement, the Articles or otherwise, the Partnership shall be entitled to request any loss realised thereby reimbursed by the relevant limited partner, and further to terminate without notice any patent license agreement entered into between the Partnership and the Limited Partner (Article 10); and

(viii)         The General Partner shall be charged with the administration of the Partnership and is entitled to remuneration for such work to the extent that such remuneration is reasonable when compared to the work and costs involved in the General Partner’s performance of his duties. The General Partner may delegate administrative functions and tasks to third parties (Article 11.1).

4.4.

The Limited Partner and the Partnership have agreed to modify the Limited Partners rights during the period where the consideration for the Shares has not been fully paid up. The following exceptions and amendments to the Articles of Association of K/S HIMPP shall apply:

(i)              INTRICON shall not have the right to vote at general meetings until INTRICON has paid an amount of US$1,560,000 of the total consideration for the shares in K/S HIMPP. However, INTRICON shall have the right to attend general meetings and other Partnership meetings from the signing of this Agreement (Article 12.11).

5.	APPLICABLE LAW AND ARBITRATION
5.1

Any dispute arising between the parties concerning this Agreement cannot be brought before the ordinary courts but shall be resolved by arbitration in Copenhagen in accordance with substantive Danish law.

5.2

The party intending to convene the arbitration tribunal shall notify the other party by registered letter of such intent providing a short description of the issues, which shall be brought before the arbitration tribunal. Each party shall then within four weeks appoint an arbitrator. The arbitrators shall within two weeks appoint a third arbitrator who shall be qualified as a lawyer. If the arbitrators have not agreed upon the third arbitrator within two weeks or if a party fails within the time given to appoint an arbitrator, the relevant arbitrator shall be appointed if a party shall so direct by the President of the Maritime and Commercial Court in Copenhagen.

5.3

The arbitration tribunal shall itself decide its rules of procedure and shall when handing down its ruling, order the distribution of costs involved in the matter including costs to legal counsel and, if necessary, accountants.

5.4

To the extent that they have not been varied by the contents of this Article 7 the provision of the Danish Arbitration Act shall apply. The arbitration tribunal shall conduct its proceedings in the English language.

AS WITNESS the signatures of the parties hereto on the date first written above.

For the Partnership:

/s/ Søren Westermann

Managing Director
For and on behalf of K/S HIMPP

For the Limited Partner:

/s/ Mark S. Gorder

President & CEO
For and on behalf of IntriCon Corporation

SCHEDULE 2

DRAFT

(with amendments following IntriCon Corporation’s subscription)

ARTICLES OF ASSOCIATION

of

K/S HIMPP

Draft December 2006

1.	THE LIMITED PARTNERSHIP’S NAME AND PRINCIPAL PLACE OF BUSINESS

1.1.	The name of the limited partnership is K/S HIMPP (the “Partnership”). The Partnership shall also trade under the name of K/S Hearing Instruments Manufacturers Patent Partnership (K/S HIMPP).

1.2.	The Partnership’s place of residence is in Værløse Kommune.

2.	OBJECTS

2.1.	The Partnership’s objects are to carry on a business undertaking by acquiring patent rights with an application within the hearing aid industry and licencing such patent rights to third parties.

3.	THE COMPANY’S CAPITAL

3.1.

The Partnership’s authorised and issued capital US$19,950,000 is divided into 110 (one hundred) A-shares of US$180,000 each and 1 (one) A-share of US$ 150,000 which are held by the following companies in the beneath proportions:

GN ReSound A/S	10	A-Shares of US$ 180,000
Phonak AG	10	A-Shares of US$ 180,000
Oticon A/S	10	A-Shares of US$ 180,000
Widex A/S	10	A-Shares of US$ 180,000
Starkey Laboratories, Inc.	10	A-Shares of US$ 180,000
GN ReSound Corporation	10	A-Shares of US$ 180,000
Beltone Electronics Corporation	10	A-Shares of US$ 180,000
Unitron Industries Ltd.	10	A-Shares of US$ 180,000
Sonic Innovations, Inc.	10	A-Shares of US$ 180,000
RION Co. Ltd.	10	A-Shares of US$ 180,000
IntriCon Corporation	10	A-Shares of US$ 180,000
HIMPP A/S	1	A-Share of US$ 150,000

3.2.	The Partnership shall be deemed to be fully established on the subscription by the Partners of all Shares in the Partnership’s authorised and issued capital.

4.	FINANCING

4.1.

The Partnership’s activities shall be financed by the subscription proceeds derived from the Limited Partners. The Partnership acting in general meeting may by simple majority resolve to request the Limited Partners to make further contributions in cash to the Partnership in excess of the authorised and issued capital to cover running costs of the business. However, annually each Limited Partner shall be obliged to contribute by a maximum of USD 25,000 to cover his proportionate share of the yearly deficit.

5.	OWNERSHIP AND APPLICATION OF ANNUAL PROFITS

5.1.

The Partnership shall be owned by the Limited Partners in the same proportion as each Limited Partner’s share in the Partnership’s authorised and issued capital shall bear to the Partnership’s aggregate authorised and issued capital.

5.2.

The Partnership’s net annual profits and losses as evidenced by the Partnership’s annual accounts shall be apportioned between the Limited Partners in the same proportion as each Limited Partner’s share in the Partnership’s authorised and issued capital shall bear to the Partnership’s aggregate authorised and issued capital. The Partnership acting in general meeting may with the approval of all Limited Partners resolve to apportion a net annual loss differently.

5.3.	The Partnership’s authorised and issued capital may be increased by the subscription of new A-Shares on the same terms and conditions applying to the initial subscription of the Shares.

5.4.	The A-Shares are irredeemable.

6.	THE PARTNERS’ LIABILITY

6.1.

The Partnership’s general partner is A/S HIMPP (the “General Partner”) whose liability is joint, direct and unlimited for all the Partnership’s indebtedness and liabilities. Each Limited Partner’s liability for the Partnership’s indebtedness and liabilities is personal, direct and pro rata and limited to the unpaid part (if any) of that Limited Partner’s share in the Partnership’s authorised and issued capital together with such further contributions in cash as the Partnership acting in general meeting may resolve under Article 4.1, or as may be required to be contributed under Article 4.1.

6.2.	No Limited Partner shall have any rights of recourse as against the General Partner for that Limited Partner’s proportion of the Partnership’s aggregate liabilities and indebtedness.

7.	SHARE CERTIFICATES

7.1.	Each Limited Partner is on the complete performance of the Limited Partner’s obligations under his subscription agreement with the Partnership entitled to receive a certificate evidencing his Share.

7.2.	The Shares and the certificates are non-negotiable instruments and shall be issued in the name of the owner.

7.3.

The General Partner shall create and maintain a list of the names and addresses of the Limited Partners. Each certificate evidencing Shares shall be endorsed with a notification of the certificate’s entry in the list of Limited Partners.

7.4.

If it can be established that a Share certificate has been lost, the General Partner may on the request of the Limited Partner registered in the list of Limited Partners as the owner of the relevant Share certificate notify such person who holds the certificate by no less than three months’ notice in the Official Gazette to appear at the Partnership’s address and there present to the Partnership such evidence of his right and title to the relevant Share certificate as he is relying on. In the event that no one shall come forward as a result of the notice the General Partner shall be entitled to deem the lost Share certificate null and void whereupon the same shall so become null and void and issue a new Share certificate to such person who reported the Share certificate lost and missing.

7.5.	All costs involved in connection with the annulment and subsequent re-issue of a Share certificate shall be borne by the Limited Partner requesting the annulment.

8.	ASSIGNMENT AND TRANSFER

8.1.	Each Share may be held by only one natural or legal person. No Share can be divided into sub-shares.

8.2.	Shares are non-transferable except where the transfer occurs from a Limited Partner to a transferee which is itself controlled by or in control of such Limited Partner.

8.3.

No transfer and assignment of ownership to Shares shall be deemed valid and binding as against the Partnership unless and until such time that it has been entered on the list of the Partnership’s Limited Partners. The condition for the entry shall be the transferee’s execution of a certificate that the transferee acquires and assumes all the transferor Limited Partner’s rights and obligations as against the Partnership in a form satisfactory to the General Partner.

9.	EXECUTION

9.1.	The Partnership’s assets cannot be made the subject of attachment or distress orders or any other form of execution for claims unrelated to the Partnership.

10.	DEFAULT

10.1.

If any Limited Partner shall become insolvent or be in breach of his duties and obligations towards the Partnership under the subscription agreement, these Articles of Association or otherwise, the Partnership shall be entitled to request any loss realised thereby reimbursed by the relevant Limited Partner and further to terminate without notice any patent license agreement entered into between the Partnership and the Limited Partner.

11.	ADMINISTRATION

11.1.

The General Partner shall be charged with the administration of the Partnership and is entitled to remuneration for such work to the extent that such remuneration is reasonable when compared to the work and costs involved in the General Partner’s performance of his duties. The General Partner may delegate administrative functions and tasks to third parties.

11.2.	The General Partner shall maintain the Partnership’s books and shall prepare the Partnership’s budgets.

12.	GENERAL MEETINGS

12.1.	The Partnership’s highest authority is the general meeting.

12.2.	The annual general meeting shall be held each year no later than four months after the expiry of the financial year.

12.3.	The general meeting shall be held in Værløse Kommune unless the General Partner shall direct otherwise.

12.4.

The General Partner shall call the general meeting with at least three and no more than five weeks notice by ordinary post to the Limited Partners at the addresses indicated in the list of Limited Partners.

12.5.

The General Partner may call extra-ordinary general meetings and shall so call an extra-ordinary general meeting if at least two Limited Partners shall reasonably request it. In the latter event the meeting shall be called no later than 14 days after the receipt of the Limited Partners’ request.

12.6.

Any general meeting shall be chaired by a person appointed by the General Partner who shall have the final right to resolve all matters regarding the proper calling of the general meeting and the procedures applicable at the general meeting including the casting of votes.

12.7.	The agenda for the annual general meeting shall as a minimum contain the following items:

1.	The General Partner’s account of the Partnership’s business in the most recent financial year.
2.	The presentation of the audited annual accounts for approval.
3.	The application of the profits and losses pursuant to the annual accounts, including contributions from Limited Partners.
4.	The approval of the following year’s budget.
5.	The appointment of the Partnership’s auditor.
6.	Proposals from Limited Partners if any.
7.	Miscellaneous.

12.8.

Proposals from Limited Partners which shall be on the agenda for the annual general meeting shall be presented to the General Partner no later than two weeks before the date of the relevant annual general meeting.

12.9.	No later than two weeks before the annual general meeting the audited annual accounts shall be circulated to all Limited Partners together with the proposed application of the profits and losses.

12.10.

Proposals from Limited Partners or the General Partner to amend these Articles of Association shall be circulated to all the Partnership’s participants no later than two weeks before the date of the general meeting.

12.11.

At the general meeting each Limited Partner has one vote for each Share held by him or voted by him under proxy. The right to vote is conditional upon title to the relevant Shares having been registered in the list of Limited Partners no later than 14 days before the date of the general meeting. At the general meeting Limited Partners may be represented and vote by third parties acting under written proxy.

12.12.

All resolutions made at the general meeting shall be made by simple majority unless otherwise provided for in these Articles of Association. The general meeting shall not pass resolutions on matters which can be decided by the General Partner.

13.	SIGNATORY RULE

13.1.	The Partnership is bound in all respects by the General Partner who is authorised to sign formally on behalf of the Partnership.

14.	FINANCIAL YEAR

14.1.	The Partnership’s financial year is the calendar year. The Partnership’s first financial year commences on the date of incorporation of the Partnership and expires on 31 December 1996.

14.2.	The Partnership’s annual accounts shall be audited by a chartered accountant appointed at the general meeting as the Partnership’s auditor for a period of one year.

14.3.	The Partnership’s profit and loss statement and balance sheet shall be available in audited form no later than two months after the expiry of the financial year to which they relate.

14.4.

The annual accounts shall be prepared in accordance with generally accepted accounting practices and the Annual Accounts Act with such modifications as may be result from the limited partnership form. The Partnership shall advise the Limited Partners not resident in the Kingdom of Denmark of such accounting details as may be necessary for the proper preparation by them of their annual accounts.

15.	AMENDMENTS TO ARTICLES OF ASSOCIATION

15.1.

These Articles of Association can only be amended following a proposal to amend made by the General Partner or the Limited Partners and only if the amendment is passed by a general meeting by a majority of 4/5 of the authorized capital. If the proposal is not passed at a general meeting a new general meeting to be held no earlier than four weeks after the first general meeting may pass the resolution with a majority of 4/5 of the Shares represented at the general meeting. Notwithstanding the foregoing, any amendment which could materially and adversely affect any Limited Partner shall require the approval of such Limited Partner.

15.2.

Amendments to these Articles of Association which shall be necessary in order to bring them to conform with statutory rules and regulations applying to limited partnerships, the General Partner shall be authorised to complete such amendments without calling a general meeting.

15.3.

To the extent that changes in the law applying to limited partnerships shall affect the position of the General Partner or the Limited Partner as against public authorities, the General Partner or the Limited Partners shall be entitled to call an extra-ordinary general meeting to debate the necessary amendments.

15.4.

The General Partner or each Limited Partner may then propose a change in the Partnership’s corporate identity and the general meeting can pass such resolution by a majority of 4/5 of the Shares represented at such general meeting. The articles of association applying to the different entity shall to the greatest extent possible be similar to these Articles of Association including the rights and obligations of the General Partner and the Limited Partners.

15.5.

In the event of the restructuring of the Partnership to another corporate form the Partnership’s auditor shall immediately prepare an opening statement evidencing each Limited Partner’s capital account. No Limited Partner shall be subject to personal liability as a result of the restructuring of the Partnership without in each case having consented to such change in liability.

15.6.	The Partnership shall cease on the alienation of its assets. The General Partner shall in that event be authorised to resolve to liquidate the Partnership.

16.	TERM AND TERMINATION

16.1.

On resolving to liquidate the Partnership the General Partner shall appoint a liquidator who shall be charged with the liquidation of the Partnership accounting at all times to the Partnership acting in general meeting, and who, on the discharge of the Partnership’s liabilities shall distribute the net assets of the Partnership to the Limited Partners in equal proportion to their share in the Partnership’s authorised and issued share capital.

16.2	The Partnership shall be liquidated at the latest 20 years after its incorporation or upon the dissolution, liquidation or other event of withdrawal of the General Partner.

16.3

At the earliest as from January 31, 1998 a Limited Partner may choose in the future not to participate in the losses or profits of the Partnership. Such decision shall be notified in writing to the General Partner and shall be effective as from a July 1 or January 1 (the Termination Date) if notified no later than three (3) months prior to the Termination Date.

After the Termination Date, any royalty-free license to use Partnership patents shall still continue in full force and effect, but the Limited Partner not participating in losses or profits of the Partnership shall not be granted any right to use partnership patents acquired by the Partnership after the Termination Date.

17.	ARBITRATION

17.1.

Any dispute arising between the Limited Partners and the General Partner concerning the Partnership or the interpretation of these Articles of Association cannot be brought before the ordinary courts but shall be resolved in accordance with Danish substantive law by arbitration in Copenhagen.

17.2.

The party intending to convene the arbitration tribunal shall notify the other party by registered letter of such intent providing a short description of the issues which shall be before the arbitration tribunal. Each party shall then within four weeks appoint an arbitrator. These arbitrators shall within two weeks appoint a third arbitrator who shall be educated as a lawyer. If the arbitrators have not agreed the third arbitrators within two weeks or if a party fails within the time given to appoint an arbitrator, the relevant arbitrator shall be appointed if a party shall so direct by the President of the Maritime and Commercial Court in Copenhagen.

17.3.

The arbitration tribunal shall itself decide its rules of procedure and shall when handing down its ruling order the taxing of costs involved in the matter including costs to legal counsel and, if necessary, accountants.

17.4.

To the extent that they have not been varied by the contents of this Article 17 the provision of the Arbitration Act shall apply. The arbitration tribunal shall conduct its proceedings in the English language.

18.	COSTS

18.1.	All costs involved in the incorporation of the Partnership shall be borne by the Partnership.

SCHEDULE 3

PATENT LICENSE AGREEMENT

between

K/S HIMPP

and

IntriCon Corporation

December 2006

IntriCon Corporation
1260 Red Fox Road
Arden Hills, MN 55112
USA
(in the following referred to as “Licensee”)

and

K/S HIMPP
Ny Vestergaardsvej 25
DK- 3500 Vaerloese
Denmark
(in the following referred to as “Licensor”)

have today entered into the following

1.	PATENT LICENSE AGREEMENT PREAMBLE

1.1.	Licensor is the owner of the entire right, title and interest in certain patents and patent applications.

1.2.	Licensee wishes to obtain a non-exclusive license to the patents and patent applications as defined below, and Licensor is willing to grant said license to Licensee on the terms hereinafter set forth.

2.	DEFINITIONS

2.1.

The term “Licensed Patents” as used in this Agreement shall be defined as all patents and patent applications owned by Licensor as of the effective date of this Agreement, or acquired during the term of this Agreement, and which Licensor has the right to license hereunder, including without limitation the patents and patent applications listed in Exhibit A to this Agreement, as well as any patents which are later issued from patent applications listed in Exhibit A.

2.2.

The term “Licensed Products” as used in this Agreement shall mean hearing aids, components thereof or any apparatus, device or system which is designed by Licensee for use with a hearing aid, covered by a claim of a Licensed Patent or made by a process covered by a claim of a Licensed Patent and which does not include features covered by a Licensed Patent not incorporated by Licensee but incorporated by customers of Licensee or other unrelated third parties.

2.3.

For purposes of this Agreement the term “Affiliated Company” shall include a company or entity which itself is directly or indirectly controlled by or directly or indirectly controls the Licensee, or any company or entity, which is directly or indirectly controlled by the company or entity controlling the Licensee. For purposes of this Clause 2.3 the term “control” shall mean a shareholding or similar ownership of more than 50 per cent.

3.	THE LICENSE

3.1.

Subject to the terms and conditions hereinafter set forth, and subject to any prior conflicting rights that may have been granted under the Licensed Patents, Licensor hereby grants to Licensee a non-exclusive, worldwide license under the Licensed Patents to make, use, sell, have made and import Licensed Products.

3.2.

Licensee is aware that license agreements substantially identical to this Agreement have already or will be made between Licensor and its present and future limited partners, and that license agreements on terms that are not identical to this Agreement may be entered into between Licensor and third party licensees granting to such licensees a non-exclusive license to the Licensed Patents.

3.3.

The grant of license hereunder is for the use exclusively by Licensee and Affiliated Companies of Licensee, and Licensee shall not grant to third parties any sub-licenses or other rights under the Licensed Patents.

3.4.

The above non-exclusive rights of the parties may be subject to restrictions or limitations imposed under mandatory provisions of the EU or under national law or regulations and such provisions shall apply and be considered part of this Agreement.

3.5.

Licensor hereby covenants and agrees with Licensee that neither it nor any person directly or indirectly controlled by it or claiming through it will bring suit or otherwise assert a claim against Licensee, its affiliates or its customers before any court or administrative agency in the world, based on or arising out of any of the Licensed Patents and based on activities within the scope of the license rights granted herein, whether such claim arose before or after the effective date or is based on events which occurred before or after the Effective Date. This covenant not to sue shall run with title to the Licensed Patents, and shall bind any assignee or other person to whom Licensor may convey an interest in the Licensed Patents. For greater certainty, this covenant shall only extend to customers of Licensee in respect of Licensed Products or products incorporating Licensed Products.

4.	THE PATENTS

4.1.

During the life of this Agreement Licensor in its sole discretion shall decide what steps shall be taken to obtain patents that have been applied for and to maintain the patents already granted. All costs connected with the maintenance and issuance of patents shall be paid by Licensor.

4.2.

Licensee has been informed that Licensor may at its sole discretion discontinue the maintenance of the Licensed Patents or part thereof, and Licensee agrees that it shall not have any right of compensation or any other claim against Licensor based on the fact that the Licensed Patents or some of them may lapse.

5.	ASSIGNMENT/SUB-LICENSES

5.1.	Licensee shall not be entitled to assign its rights and obligations hereunder to a third party without the express permission of Licensor.

5.2.	Licensee shall not be entitled to grant sub-licenses.

6.	WARRANTIES OF LICENSOR

6.1.	Licensor warrants,

(i)	that Licensor is the owner of the entire right, title and interest in the Licensed Patents and has the right to grant the license granted herein; and

(ii)

that Licensor is not aware of any prior conflicting rights granted under any of the Licensed Patents except: the Central Institute for the Deaf (CID) has been granted an option for an exclusive license under all patents listed in Exhibit A under patent families CID1 to CID5 for all fields of use except hearing aids.

6.2.	Nothing in this Agreement shall be construed as a representation or warranty by Licensor as to the technical or commercial results, which can be obtained by the exploitation of the Licensed Patents.

6.3.

The parties agree that should a patent not issue from any of the applications listed in Exhibit A hereto, the terms hereof inclusive of Licensee’s obligations hereunder shall be otherwise unaffected by such occurrence.

7.	INFRINGEMENT

7.1.

In the case of any third party infringing the Patents, Licensor shall in its sole discretion decide whether legal proceedings shall be initiated to prevent such infringement. If legal proceedings are initiated, Licensee shall, if requested, act under the instructions of Licensor in this regard to the extent that such instructions are not contrary to the interest of Licensee.

7.2.	Costs incurred in connection with legal proceedings shall be borne by Licensor.

8.	PRODUCT LIABILITY AND COMPLIANCE

8.1.	Only Licensee shall be liable for any claim for compensation, which might be set forth by any third party as a consequence of the exploitation of the Licensed Patents.

8.2.

Licensee shall observe and comply with all local laws, rules and regulations in the territory applicable to the exploitation of the Licensed Patents, and shall at its own cost obtain any necessary governmental permit or approval.

9.	SECRECY

9.1.

The parties hereto acknowledge that each party has an interest in maintaining the confidentiality of the Invention and the parties’ business and trade practices. Therefore the parties shall treat as secret and confidential all information relating to the other party’s business and products, and to the Invention (collectively, the “Confidential Information”). The parties each agree to use their best efforts to prevent the unauthorized use and disclosure of the Confidential Information, which shall include requiring all third parties to whom the Confidential Information is disclosed to execute confidentiality agreements containing terms similar to those contained in this Article 9.1. Notwithstanding the foregoing, the parties may disclose any Confidential Information which has been independently acquired from a third party, that does not have an obligation of confidentiality to any of the parties, which is made public incident to the filing of patent applications or the issuance of patents, which has otherwise become generally known in the industry in which the parties operate other than as a result of wrongdoing by the party disclosing such information, or the disclosure is required pursuant to judicial order or the mandate of any governmental agency or authority.

9.2.	The obligations of confidentiality hereunder shall continue after the expiration of this Agreement, irrespective of the cause and irrespective of which of the parties might terminate the Agreement.

10.	FORCE MAJEURE

10.1.

Neither party shall be under any liability to the other party hereunder due to circumstances that such party shows is beyond his control, such as change of legislation, government prohibition, or other kind of force majeure. The parties undertake to notify the other party if any force majeure circumstances should occur.

11.	LICENSE FEES

11.1.

In consideration of the license granted hereunder, Licensee has under Article 4 of the Articles of Association of Licensor in Licensee’s capacity as a limited partner of the partnership agreed to pay a proportional share of the partnership’s yearly deficit, however not exceeding USD 25,000.

11.2.	Payment of the above license fees shall be effected in accordance with the terms of the Articles of Association of the limited partnership – first time for the calendar year of 2006.

12.	TERM OF AGREEMENT

12.1.

This Agreement shall be deemed to have come into force on January 1, 1997 and shall remain in force and be non-terminable by Licensor until the expiry of all of the Licensed Patents, however, subject to the timely payment by Licensee of all amounts due to Licensor under a subscription agreement entered into simultaneously herewith (in the following referred to as “the Subscription Agreement”).

12.2.

Once the total license fee of USD 1.8 million shall have been paid, Licensee shall be entitled to terminate its obligation to pay license fees in accordance with Article 11.1 (ii) above subject to three months’ notice to terminate at any July 1 or January 1 (the “Termination Date”). After the Termination Date any license to use the Licensed Patents shall still continue in full force and effect but Licensee shall not have any right to use patents acquired by Licensor after the Termination Date.

13.	BREACH OF AGREEMENT

13.1.

In the event of a material breach by Licensee of any of its material obligations under this Agreement or under the Subscription Agreement which is not remedied within thirty (30) days from the date of service by Licensor of a notice in writing specifying the material breach and requiring its remedy, Licensor may terminate this Agreement forthwith.

13.2.

In the event of a material breach by Licensor of any of its material obligations under this Agreement which is not remedied within thirty (30) days from the date of service by Licensee of a notice in writing specifying the material breach and requiring its remedy, Licensee may terminate this Agreement forthwith.

14.	APPLICABLE LAW AND ARBITRATION

14.1.

Any dispute arising between the parties concerning this Agreement cannot be brought before the ordinary courts but shall be resolved in accordance with substantive Danish law by arbitration in Copenhagen.

14.2.

The party intending to convene the arbitration tribunal shall notify the other party by registered letter of such intent providing a short description of the issues, which shall be before the arbitration tribunal. Each party shall then within four weeks appoint an arbitrator. These arbitrators shall within two weeks appoint a third arbitrator who shall be educated as a lawyer. If the arbitrators have not agreed upon the third arbitrator within two weeks or if a party fails within the time given to appoint an arbitrator, the relevant arbitrator shall be appointed if a party shall so direct by the President of the Maritime and Commercial Court in Copenhagen.

14.3.

The arbitration tribunal shall itself decide its rules of procedure and shall when handing down its ruling, order the distribution of costs involved in the matter including costs to legal counsel and, if necessary, accountants.

14.4.

To the extent that they have not been varied by the contents of this Article 14 the provision of the Danish Arbitration Act shall apply. The arbitration tribunal shall conduct its proceedings in the English language.

______________________________, 2006

For the Licensee:	For the Licensor:

/s/ Mark S. Gorder	/s/ Søren Westermann
IntriCon Corporation	K/S HIMPP

Exhibit A

008

Calibration Device and Auditory Prosthesis Having Calibration Information (Widin et al)

Country	Serial #	Patent Number

United States	192,213	4,992,966
Canada	596,199	1,321,260
Australia	32674/89	614,825
Japan	115926/89	3113661
South Korea	6179/89	127307
Denmark	1764/89	175289

EPO	89304712.6	EP 0 341995 B
Austria	EPO	123708
France	EPO	0 341 995
Germany	EPO	P68923991
Netherlands	EPO	0 341 995
Switzerland	EPO	0 341 995
United Kingdom	EPO	0 341 995

Exhibit A Page 1

009

Method and Apparatus for Determining Acoustic Parameters of an

Auditory Prosthesis Using Software Model (Widin et al)

Country	Serial #	Patent Number

United States	07/888,148	Re 34,961
United States	192,214	4,953,112
Canada	596,743	1,321,635
Australia	33033/89	619,275
South Korea	6181/89	109656
Denmark	1766/89	175521

EPO	89304711.8	EP 0 396 831 B
Austria	EPO	114103
France	EPO	0 396 831
Germany	EPO	P68919349
Netherlands	EPO	0 396 831
Switzerland	EPO	0 396 831
United Kingdom	EPO	0 396 831

010

Hearing Aid Programming Interface (Rising)

Country	Serial #	Patent Number

United States	192,242	4,961,230

Exhibit A Page 2

011

Hearing Aid Programming Interface and Method (Mangold)

Country	Serial #	Patent Number

United States	192,259	4,989,251
Canada	599069/89	1,331,651
Japan	117187/89	2965995

EPO	89304487.5	EP 0 341 903 B
Germany	EPO	P68919270
France	EPO	0 341 903
Netherlands	EPO	0 341 903
United Kingdom	EPO	0 341 903

012

Auditory Prosthesis Using Fitting Vectors (Widin)

Country	Serial #	Patent Number

United States	07/192,351	4,901,353
Canada	596414/89	1,300,732
Australia	32789/89	621,101
Japan	115928/89	3021467
South Korea	6180/89	115905
Denmark	1765/89	175586

EPO	89304714.2	EP 0 341 997 B
Austria	EPO	111289
France	EPO	0 341 997
Germany	EPO	P68917980
Italy	EPO	0 341 997
Netherlands	EPO	0 341 997
Switzerland	EPO	0 341 997
United Kingdom	EPO	0 341 997

Exhibit A Page 3

014

Auditory Prosthesis With Datalogging Capability (Mangold et al)

Country	Serial #	Patent Number

United States	353,220	4,972,487
Canada	594962/89	1,317,666
Australia	31420/89	610,705
Japan	80196/89	2664466

EPO	89302689.8	EP 0 335 542 B
France	EPO	0 335 542
Germany	EPO	P68920060
Netherlands	EPO	0 335 542
Switzerland	EPO	0 335 542
United Kingdom	EPO	0 335 542

016

Method, Apparatus, System and Interface Unit for Programming a Hearing Aid (Platt)

Country	Serial #	Patent Number

United States	525,901	5,226,086
Australia	75912/91	641,239
Japan	34867/91	2516793
Germany	G9106237.3	G91062373

Exhibit A Page 4

017

Hearing Aid and Method For Preparing same (Woodfill, Jr.)

Country	Serial #	Patent Number
United States	887,592	5,321,757
Japan	512130/91	2960544

EPO	91912842.1	EP 0 544 687 B
Germany	EPO	P69112407

019

Auditory Prosthesis, Noise Suppression Apparatus and Feedback Suppression Apparatus having Focused Adaptive Filtering

(Soli et al)

Country	Serial #	Patent Number
United States	912,886	5,402,496
Japan	5172767/93

EPO	93111138.9	EP 0 579 152 B
Germany	EPO	P69327992.

Exhibit A Page 5

021

Auditory Prosthesis For Adaptively Filtering Selected Auditory

Component By User Activation and Method For Doing Same

(Soli et al)

Country	Serial #	Patent Number

United States	07/921,508	6,563,931
Japan	188281/93	3313834

EPO	93112050.3	EP0 581 262 B
Germany	EPO	P69325211.1
France	EPO	0 581 262
United Kingdom	EPO	0 581 262

CID1

Hearing aids, signal supplying apparatus, system for compensating hearing deficiencies and methods,(Engebretson et al.)

COUNTRY	Application	Patent #
United States	645,004	4,548,082	Expiry 28-aug-04
Canada	4488699	1240029	Expiry 14-aug-05
Japan	503667/85	8-024399	Aban 06-mar-05
Australia	47261/85	579890	Aban 14-aug-03
Australia	31102/89	623379	Aban 14-aug-03
Denmark	1880/86		Aban 24-Apr-04
Israel	76031	IL76031	Aban 07-aug-03
EP	85904203.8	EP 0 191 075
Germany	EP	P3586098	Expiry 14-aug-05
France	EP	0 191 075	Expiry 14-aug-05
Netherlands	EP	0 191 075	Aban 14-aug-03
Austria	EP	AT76549	Aban 14-aug-03
Belgium	EP	0 191 075	Aban 14-aug-03
Switzerland	EP	0 191 075	Aban 14-aug-03
GB	EP	191 075	Aban 14-aug-03
Italy	EP	191 075	Aban 14-aug-03

Exhibit A Page 6

CID2

Electronic filters, hearing aids and methods, (Engebretson et al.)

COUNTRY	Application	Patent #
United States	07/172,266	5,016,280
United States	059,800	5,475,759
Canada	594441	1,326,285
Denmark	1445/89
Australia	31421/89	611781
JP	70283/89	2921849

EP	89302762.3	EP 0 342 782 B
Germany	EP	0 342 782
France	EP	0 342 782
UK	EP	0 342 782

CID3

Electronic Filters, signal conversion apparatus, Hearingaids and methods

COUNTRY	Application	Patent #
United States A	180,170	5,111,419
United States B	056,054	5,357,251
United States C	792,706	5,225,836
United States D	059/800	5,475,759
Canada	595860	1335674
Australia	32458/89	621100
Japan	91715/89	3307923
Japan	11-211360	3308243

EP	89303482.7	EP 0 339 819
Germany	EP	P6891974.1
France	EP	339 819

Exhibit A Page 7

CID4

Adaptive noise reduction circuit for a sound reproduction system, (Engebretson et al.)

COUNTRY	Application	Patent #
United States	842,566	5,412,735
Canada	2090297	2090297
Australia	33046	658476
Japan	40303/93	3040893

EP	93301401.1	EP 0 558 312 B
Germany	EP	P69325529.3
France	EP	0 558 312

CID5

Adaptive gain and filtering circuit for a sound reproductive system

(Engebretson et al.)

COUNTRY	Application	Patent #
United States A	044,246	5,706,352
United States B	477,621	5,724,433
Canada	2160133	2,160,133
Japan	522504/94	2931101

EPO A	94914764.9	0 693 249
Germany	EP	0 693 249
France	EP	0 693 249
UK	EP	0 693 249

EP0 B	01121068.9

Exhibit A Page 8

10.	DECIBEL INSTRUMENTS PATENT LIST

Ref.	Patent number	Title
DEC01	WO US95/17113 US 5,701,348	Articulated hearing device
DEC02	US 5,785,661	Highly configurable hearing aid
DEC03	WO 98/06330 US 5,645,074 AU 729349	Intracanal prosthesis for hearing evaluation
DEC04	WO US96/13126 US 5,825,894 US 6,167,138 US 5,923,764 CA 2,235,067 AU 724786	Spatialization for hearing evaluation Virtual electroacoustic audiometry for unaided simulated aided, and aided hearing evaluation
DEC11	US Des. 405,528	Combined hearing aid and receiver
DEC17	US 6,129,174	Minimal contact replaceable acoustic coupler
DEC42	US 5,197,332	Headset hearing tester and hearing aid programmer

Exhibit A Page 9

NEC Patents List

	Country	Appl #	Patent #	Title
NEC-01	Japan	10-201758	JP 3045149	Hearing aid system using directivity microphone array
NEC-02	Japan USA Denmark	8-277918 08/955454 97/1190	JP 3165044 US 6023517	Digital hearing aid
NEC-03	Japan USA Denmark	8-329354 987617 97/1429	JP 2904272 US 5838801 DK 142997	Digital hearing aid
NEC-04	Japan USA Denmark	8-243254 08/929771 97/1043	JP 2953397 US 6094489	Digital hearing aid and its hearing sense compensation processing method
NEC-05	Japan USA	7-278648 738556	JP 2970498 US 5892836	Digital hearing aid
NEC-06	Japan USA DK	7-268188 08/732879 96/1121	JP 2763022 US 591099 DK 112196	Digitally programmable hearing aid communicable with external apparatus through acoustic signal
NEC-07	Japan	07-117424	JP 2638563	History holding type hearing aid
NEC-08	Japan USA	7-334525 774069	JP 2982672 US 583561	Hearing aid system
NEC-09	USA Denmark	773952 96/1509	US 585266 DK 150996	Hearing aid for controlling hearing sense compensation with suitable parameters internally tailored
NEC-10	USA Denmark	08/773954 96/1463	US 633033 DK 146396	Hearing aid

Exhibit A Page 10

SCHEDULE 4

HIMPP A/S

VEDTÆGTER	ARTICLES OF ASSOCIATION
1.0 NAVN	1.0 NAME
Selskabets navn er HIMPP A/S. Selskabets binavn er Hearing Instruments Manufacturers Patent Partnership A/S (HIMPP A/S).	The name of the Company is HIMPP A/S. The Company shall also trade under the name Hearing Instruments Manufacturers Patent Partnership A/S (HIMPP A/S).
2.0 HJEMSTED	2.0 REGISTERED OFFICE
Selskabets hjemsted er i Værløse kommune.	The registered office of the Company shall be in the municipality of Værløse.
3.0 FORMÅL	3.0 OBJECTS
Selskabets formål er at virke som komplementar i K/S HIMPP, hvis formål er at erhverve og licensiere patenter til høreapparatindustrien samt dermed beslægtet virksomhed.	The Company’s objectives shall be to act as a general partner of K/S HIMPP, whose objective is to acquire and license patents for the hearing aid industry and business related hereto.
4.0 SELSKABETS KAPITAL	4.0 THE COMPANY’S SHARE CAPITAL
Selskabets aktiekapital udgør kr. 2.400.000 fordelt på aktier à kr. 1.000 eller multipla heraf.	The share capital of the Company equals DKK 2,400,000 divided into shares of DKK 1,000 each or any multiple hereof.
5.0 SELSKABETS AKTIER	5.0 THE COMPANY’S SHARES
5.1 Selskabets aktier skal lyde på navn og noteres i selskabets aktiebog.	5.1. The shares shall be issued to registered holders and shall be recorded in the Company’s register of shareholders.

5.2 Selskabets aktier er ikke omsætningspapirer.	5.2 The shares are non-negotiable instruments.
5.3 Enhver aktieovergang kræver bestyrelsens forudgående samtykke.	5.3 Any transfer of shares requires the previous consent of the Board of Directors.
5.4 Aktier, som er bortkommet, skal kunne mortificeres af bestyrelsen uden dom i henhold til de regler, der gælder vedrørende mortifikation af aktier, som ikke er omsætningspapirer.

5.4

Share certificates which have been lost can without judgement be declared null and void by the Board of Directors according to the statutory rules which are applicable to non-negotiable instruments.

6.0 GENERALFORSAMLINGEN, KOMPETENCE, STED OG INDKALDELSE	6.0 GENERAL MEETING OF SHAREHOLDERS, AUTHORITY, PLACE AND NOTICE
6.1 Generalforsamlingen har den højeste myndighed i alle selskabets anliggender indenfor de i lovgivningen og nærværende vedtægter fastsatte grænser.	6.1 Within the limits set by law and by these Articles of Association the General Meeting of Shareholders has the supreme authority in all matters relating to the Company.
6.2 Selskabets generalforsamlinger skal afholdes på selskabets hjemsted eller i USA. Den ordinære generalforsamling skal afholdes hvert år inden 5 måneder efter regnskabsårets udløb.

6.2

The General Meetings shall be held at the registered office of the Company or in the USA. The ordinary General Meeting shall be held each year not later than 5 months after the end of the accounting year.

6.3 Generalforsamlinger indkaldes af bestyrelsen med mindst 14 dages og højst 4 ugers varsel ved almindeligt brev eller telefax til hver enkelt aktionær.	6.3 General Meetings shall be convened by the Board of Directors with not less than 14 days’ notice and not more than 4 weeks’ notice by letter or telefax to each individual shareholder.

7.0 GENERALFORSAMLINGEN, DAGSORDEN	7.0 GENERAL MEETING OF SHAREHOLDERS, AGENDA
Dagsordenen for den ordinære generalforsamling skal indeholde:	At the ordinary General Meeting the following business shall be transacted:
1. Bestyrelsens beretning om selskabets virksomhed i det forløbne år.	1. Report of the Board of Directors on the Company’s activities during the past year.
2. Fremlæggelse af årsregnskab med revisionspåtegning til godkendelse samt årsberetning.	2. Presentation of the annual accounts endorsed by auditor for adoption and annual report.
3. Beslutning om anvendelse af overskud eller dækning af tab i henhold til det godkendte årsregnskab.	3. Decision as to the appropriation of profit or settlement of loss according to the adopted annual accounts.
4. Valg af bestyrelsesmedlemmer og evt. suppleanter.	4. Election of members to the Board of Directors and substitutes for same.
5. Valg af revisor.	5. Election of auditor.
6. Eventuelle forslag fra bestyrelsen og/eller aktionærerne.	6. Proposals, if any, from the Board of Directors and/or the shareholders.
8.0 GENERALFORSAMLINGEN, STEMMERET OG BESLUTNINGER	8.0 GENERAL MEETING OF SHAREHOLDERS, VOTING RIGHT AND RESOLUTIONS
8.1 Hvert aktiebeløb på kr. 1.000 giver én stemme.	8.1 Each share of DKK 1,000 entitles the shareholder to one vote.
8.2 På generalforsamlingen træffes alle beslutninger ved simpelt flertal, bortset fra de tilfælde, hvor Aktieselskabsloven kræver kvalificeret flertal.	8.2 All resolutions at the General Meeting shall be adopted by simple majority of votes unless special majority of votes is required by the Companies Act.

9.0 BESTYRELSE OG DIREKTION	9.0 BOARD OF DIRECTORS AND MANAGEMENT
9.1 Selskabet ledes af en bestyrelse bestående af maksimalt tolv (12) medlemmer valgt af generalforsamlingen for tiden indtil næste ordinære generalforsamling.	9.1 The Company shall be managed by a Board of Directors of a maximum of twelve (12) members elected at the General Meeting, the term being the period until the next ordinary General Meeting.
9.2 Bestyrelsen skal ved en forretningsorden træffe nærmere bestemmelser om udførelsen af sit hverv.	9.2 The Board must draw up its own rules of procedure.
9.3 Bestyrelsen ansætter en direktør til at varetage den daglige ledelse af selskabets virksomhed.	9.3 The Board of Directors shall appoint one registered manager in charge of the day-to-day operations of the Company.

10.0 TEGNINGSREGEL	10.0 AUTHORITY TO BIND THE COMPANY
Selskabet tegnes af direktøren eller tre medlemmer af bestyrelsen i forening.	The Company shall be bound by the registered manager or by the joint signatures of three members of the Board of Directors.
11.0 REVISION	11.0 AUDITING
Selskabets regnskaber revideres af én statsautoriseret revisor, der vælges af den ordinære generalforsamling for et år ad gangen. Genvalg kan finde sted.	The auditing of the Company’s accounts shall be carried out by one chartered accountant elected by the General Meeting for one year at a time. Re-election may be made.
12.0 REGNSKABSÅR	12.0 ACCOUNTING YEAR
Selskabets regnskabsår løber fra den 1. januar til den 31. december. Første regnskabsperiode dog fra stiftelsen til 31. december 1996.	The accounting year of the Company runs from January 1 to December 31. However, the first accounting period runs from the formation of the company to December 31, 1996.
**********	**********
Ovenstående vedtægter gældende fra 15. april 2005 er blevet vedtaget på den ordinære generalforsamling den 31. marts 2005.	The above Articles of Association effective 15 April 2005 have been adopted at the Ordinary General Meeting held on 31 March 2005.

SCHEDULE 5

SHAREHOLDERS AGREEMENT

between

GN ReSound A/S,

Phonak AG,

William Demant Holding A/S,

Widex A/S,

Starkey Laboratories, Inc.,

GN ReSound North America Corporation,

Siemens Audiologische Technik GmbH,

Beltone Electronics Corporation,

Sonic Innovations, Inc.

Rion Co. Ltd.

Unitron Hearing Ltd.

and

Türk+Türk Electronic GmbH

Effective 15 April 2005

This Shareholders Agreement is made by and between

GN ReSound A/S

21 Mårkærvej

DK-2635 Tåstrup

Denmark

and

Phonak AG

28 Laubistrütistrasse

CH-8712 Stäfa

Switzerland

and

William Demant Holding A/S

58 Strandvejen

DK-2900 Hellerup

Denmark

and

Widex A/S

25 Ny Vestergaardsvej

DK-3500 Værløse

Denmark

and

Starkey Laboratories, Inc.

Technical Center

6600 Washington Avenue South

Eden Prairie, Minnesota 55344

USA

and

GN ReSound North America Corporation

4201 W. Victoria Street

Chicago, IL 60646

USA

and

Siemens Audiologische Technik GmbH

Gebbertstrasse 125

91058 Erlangen

Germany

and

Beltone Electronics Corporation

4201 W. Victoria Street

Chicago, IL. 60646

USA

and

Sonic Innovations, Inc.

5330 South 900 East

Suite 240

Salt Lake City

Utah 84117-7261

USA

and

Rion Co. Ltd.

3-20-41 Higashimotomachi

Kokubunji

Tokyo 185-8533

Japan

and

Unitron Hearing Ltd.

20, Beasley Drive

Kitchener, Ontario N2G 4X1

Canada

and

Türk+Türk Electronic GmbH

Am Dännekamp 15

51469 Bergisch Gladbach

Germany

(hereinafter collectively referred to as “the Shareholders”)

concerning their rights and obligations as shareholders in the joint venture company, HIMPP A/S, (Reg no 19319075), a corporation organised and existing under the laws of Denmark, having its registered office at 25 Ny Vestergårdsvej, DK-3500 Værløse, Denmark (hereinafter referred to as “the Company”).

11.	DEFINITIONS
The following terms shall have the meaning set forth below
Partnership	shall mean the HIMPP limited partnership established under Danish law having a partnership capital of USD 18,150,000 divided into 100 partnership shares of USD 180,000 and one share of USD 150,000.
Partners	means the general partner (HIMPP A/S) and the limited partners of the Partnership.
Limited Partners	means the limited partners of the Partnership.
12.	PURPOSE
12.1.	The Company’s purpose is to act as the general partner of a limited partnership established under Danish law, as reflected in the Articles of Association of the Company attached as Schedule 1.
12.2.

The Shareholders agree to let the Company act as a joint legal entity for conducting the activity of the Partnership, which is to own certain patents and patent applications acquired from ReSound Corporation, Inc. and from others, and to license such rights free of charge to the Limited Partners and to third parties on normal commercial terms.

12.3.

The Shareholders agree that the Shareholders can be joined by any other hearing aids manufacturer that would like to join the Partnership as a limited partner and to join the Company as a shareholder and that such new shareholders should be admitted on terms equal to those offered to the Partners.

13.	SCOPE
13.1.

The Shareholders agree as sole shareholders of the Company and represented on the Board of Directors that they are under the obligation to exercise their rights in the Company only through their representatives on the Board of Directors, or at shareholders’ meetings, in conformity with this Agreement.

13.2.

In consequence hereof, this Agreement shall have priority between the parties over the Articles of Association of the Company, so that no party can evoke the Articles of Association in support of a result that the party concerned could not have obtained through this Agreement.

13.3.

All certificates of shares owned by each of the Shareholders shall bear a legend to the effect that the Shareholders have entered into a shareholders agreement, which affects their rights as shareholders.

14.	THE SHARE CAPITAL
14.1.	The share capital of the Company is DKK 2,400,000 - fully paid up and owned by the Shareholders as follows:
GN ReSound A/S	DKK 200,000
Phonak AG	DKK 200,000
William Demant Holding A/S	DKK 200,000
Widex A/S	DKK 200,000
Starkey Laboratories, Inc.	DKK 200,000
GN ReSound North America Corporation	DKK 200,000
Siemens Audiologische Technik GmbH	DKK 200,000
Beltone Electronics Corporation	DKK 200,000
Sonic Innovations, Inc.	DKK 200,000
Rion Co. Ltd.	DKK 200,000
Unitron Hearing Ltd.	DKK 200,000
Türk+Türk Electonic GmbH	DKK 200,000
14.2.	The Shareholders agree that the share capital should be increased by DKK 200,000 for any new shareholder that would like to join the Company.
15.	DIVIDEND POLICY

The Shareholders agree that the Company, as far as justified by the results and the future cash flow position of the Company, shall distribute any free reserves as dividends to the Shareholders.

16.	BOARD OF DIRECTORS
16.1.

The Board of Directors of the Company (and possibly substitutes for same) shall be elected at a general meeting of the Shareholders in accordance with the Articles of Association of the Company. The Board of Directors shall consist of a maximum of twelve (12) ) members elected by the Shareholders. One (1) prospective member may be nominated by any shareholder holding at least DKK 200,000 shares of the Company unless such shareholder has refrained from nominating a director and vested the decision making authority in another director under Article 5.1 of the Rules of Procedure of the Board of Directors. No shareholder can object to the nomination or appointment of directors or substitutes by the other Shareholders as long as the number of directors shall not have been exceeded.

16.2.	The chairman of the Board shall be appointed by the directors in a directors meeting convened immediately after the shareholders meeting.
16.3.	Upon election each director nominated by the Shareholders shall undertake to act in the best interest of the Company and to comply with the provisions set forth in this Agreement.

16.4.

In case of death, resignation or other removal of a member of the Board of Directors, an extraordinary general meeting of the Company shall be convened, at which the Shareholders shall cast their votes so as to elect the replacement nominee of the shareholder whose representative on the Board has died, resigned or been otherwise removed.

16.5.

The functions of the Board of directors shall include the powers provided in the Articles of Association. In all matters concerning the Company the Board of Directors and each member hereof shall refer to and act only through the general manager.

16.6.	Provided this Agreement does not prescribe any other special majority of votes, the business transacted by the Board of Directors shall be decided with simple majority of votes.
16.7.

Any remuneration to directors shall be paid by the shareholder nominating such director. The Company shall, however, reimburse the directors for reasonable out of pocket and travelling expenses in dealing with the Company’s business.

17.	QUORUM

At Board meetings a quorum shall consist of directors nominated by at least seven shareholders.

18.	BOARD DECISIONS

Important decisions to be made by the Company shall always be referred to directors’ meetings. Important decisions are any decisions whatsoever, other than strictly ministerial or administrative decisions, including without limitation the following:

a.	Capital expenditure in excess of DKK 250,000, hereunder acquisition of new patents.
b.

Consideration and approval of operating expenditure in excess of DKK 250,000, approval of budgets (which shall be produced by the Company annually), financial accounts, resolutions regarding dividends.

c.	Unusual or major decisions, including creation of credit lines outside the daily business.

Any managing director, general manager or other administrative official that may be appointed shall not be authorized to act on behalf of and bind the Company with respect to any important decisions (as defined herein) unless the board of directors approves.

All day-to-day management decisions which are not important decisions (as defined herein) shall be made by a management group consisting of maximum twelve members of which each Shareholder may appoint one. The management group shall make its decisions in accordance with the rules provided in Article 6.

19.	AUDITING AND FINANCIAL REPORTING
19.1.	The Company and its subsidiaries shall be audited by one chartered accountant of international standing approved by all Shareholders.
19.2.

The Company’s accounts will be maintained in accordance with the tax statutes and general accounting principles of Denmark, applied consistently from year to year, and the Company shall supply to the Board of Directors on a quaterly basis all information necessary to enable the Board of Directors to follow the business of the Company. The auditor shall also provide the annual accounts according to US generally accepted auditing standards (US GAAP), and upon request submit to the Shareholders such financial information regarding the Company and the Partnership which is necessary for any local tax filing purpose.

20.	TRANSFER OF SHARES
20.1.

Any Shareholder (hereinafter called the “Assigning Shareholder”) may sell, assign, or otherwise dispose of all or any part of its shares only in accordance with the provisions of this clause. In respect of this Clause, a Shareholder and a company controlled by or controlling such Shareholder shall be considered one shareholder.

20.2.

If the Assigning Shareholder wants to assign or transfer his shares this may only take place if approved by the Board of Directors and no such approval for the sale, transfer or disposition of any shares shall be given unless and until the rights of pre-emption contained herein shall have been exhausted.

20.3.

Prior to making any sale, assignment, or other disposition of its shares, the Assigning Shareholder shall give written notice of such proposed transfer to the other Shareholders. Such notice shall specify the terms the Assigning Shareholder will accept for such shares. For a period of three (3) weeks after receipt of such notice the other Shareholders or any of them in proportion to their present holding of shares of the Company shall have the irrevocable right to acquire all of the Assigning Shareholder’s shares being transferred on the terms specified by the Assigning Shareholder as aforesaid. If the other Shareholders do not want to acquire all of the shares on the terms offered to it/them, the Assigning Shareholder shall be free to complete the transfer during the subsequent sixty (60) day period of all of its shares to a third party, and the approval of the Board of Directors pursuant to Clause 10.2 shall not be withheld, but the transfer shall be for no less consideration or at no more favourable terms than those offered by the Assigning Shareholder and rejected by the other Shareholders.

20.4.

In the event that a Shareholder (hereinafter called the “Transferor”) receives a “bona fide” third party offer to purchase all or part of its shares, which it is willing to accept, it shall promptly give written notice of such offer to the other Shareholders. The notice shall specify the terms of such offer and shall include copies of all proposed agreements with respect thereto. For a period of three (3) weeks after receiving such notices the other Shareholders shall have the irrevocable right to elect to acquire all of the Transferor’s shares subject to such offer in proportion to their present holding of shares of the Company. If none of the other Shareholders want to acquire all of the shares on the terms offered to it/them, the Transferor shall be free to complete the transfer during the subsequent sixty (60) days period of all or part of its shares to the third party, and the approval of the Board of Directors pursuant to Clause 10.2 shall not be withheld, but the transfer shall be for the same proportion of shares as covered by the offer from the third party and be for no less consideration or at no more favourable terms than those offered by the Transferor and rejected by the other Shareholders.

20.5.

The rights of pre-emption contained in this Clause 10 do not apply to transfers from a shareholder to a company/entity controlled by or controlling such shareholder or a fellow subsidiary of the shareholder (An Affiliated Company). If the control should cease after such transfer of shares to An Affiliated Company has been effected, then the pre-emption procedure referred to above shall apply.

20.6.

Any transfer, assignment or other agreement with respect to the shares of a Shareholder shall be conditioned on the recognition and assumption in writing of all rights and obligations under this Agreement by the transferee, assignee, or other successor in interest with respect to such shares. In any transfer described or permitted under Clause 10 the transferee shall give its written undertaking to be bound by all the terms, conditions, and covenants of this Agreement.

20.7.	The Board of Directors may refuse approval under Clause 10.2 above of any transferee or assignee who is not the holder of at least ten (10) partnership shares of the Partnership.
20.8.

A shareholder which under Article 16.3 of the Articles of Association of the Partnership has withdrawn from the future business of the Partnership shall be obliged to offer his shares in the Company to the other Shareholders in accordance with the procedure set forth in this Article 10.

The purchase price for the shares so offered shall be calculated by the auditor of the Company and be equal to the proportional share of the net equity based on book value as of the date of transfer.

21.	SHARE CERTIFICATES

The share certificates of the Company shall bear the following legend:

“The assignment of this share certificate is restricted under the terms of a shareholders agreement.”

22.	THE TERMS OF THE AGREEMENT

This Agreement is entered into for an unlimited period of time, and the contracting parties shall be bound by the Agreement as long as they are shareholders of the Company.

23.	LAW AND JURISDICTION
23.1.	This Agreement shall be construed under and governed by substantive Danish law.
23.2.	All disputes arising in connection with the present Agreement shall be finally settled by arbitration with three arbitrators.
23.3.	Each party shall appoint one arbitrator.
23.4.	The President of the Arbitration Tribunal shall, in case the two arbitrators cannot agree upon his appointment, be appointed by the President of the Maritime and Commercial Court, Copenhagen.
23.5.	The venue for the arbitration shall be Copenhagen, Denmark.
23.6.	The rules and procedure of the arbitration shall be governed by the Law of Arbitration of Denmark. The language of the arbitration proceedings shall be English.

In witness whereof and effective 15 April 2005 the Shareholders have duly executed this Agreement as of the date and year stated below.

Date: 31/03/05

/s/	/s/
For and on behalf of	For and on behalf of
GN ReSound A/S	Phonak AG

/s/	/s/
For and on behalf of	For and on behalf of
William Demant Holding A/S	Widex A/S

/s/	/s/
For and on behalf of	For and on behalf of
Starkey Laboratories, Inc.	GN ReSound North America Corporation

/s/	/s/
For and on behalf of	For and on behalf of
Siemens Audiologische Technik GmbH	Beltone Electronics Corporation

/s/	/s/
For and on behalf of	For and on behalf of
Sonic Innovations, Inc.	Rion Co. Ltd.

/s/	/s/
For and on behalf of	For and on behalf of
Unitron Hearing Ltd.	Türk+Türk Electronic GmbH